Exhibit 10.15

DATED                                                                                                                                               October 2005

REDPRAIRIE LIMITED

- and -

MARTIN HISCOX

SERVICE AGREEMENT

as EMEA Leader (Managing Director)

THIS AGREEMENT is made on	October 2005

BETWEEN:

(1)

RedPrairie Limited a company incorporated in England and Wales under company number 01870973 whose registered office is at Beacon House, Ibstone Road, Stokenchurch, High Wycombe, HP14 3AQ (the “Company”); and

(2)	Martin Hiscox (the “Executive”).

WHEREAS:

The Executive has been employed by the Company as EMEA Leader (Managing Director) and the parties wish his employment as such by the Company to continue on the terms and conditions set out in this Agreement in substitution for any previous agreement or arrangement, including the Service Agreement dated 12 February 2004.

IT IS AGREED:

In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as set forth below.

1.	INTERPRETATION

1.1	In this Agreement:

“Associated Company” means any company which for the time being is:

(a)	a holding company (as defined by section 736 of the Companies Act 1985) of the Company; or

(b)	any subsidiary (as defined by section 736 of the Companies Act 1985) of any such holding company or of the Company; or

(c)	a company over which the Company or any holding company has control within the meaning of section 416 of the Income and Corporation Taxes Act 1988.

“Benefits” means car allowance, gas card, car insurance, vehicle/road tax, private medical expenses insurance, permanent health insurance and pension contributions made by the Company.

“Company Leader” means the chief executive officer of RedPrairie Corporation, a Delaware corporation, or any person designated by him;

“Termination Date” means the date on which the employment of the Executive under this Agreement shall terminate, whether such termination is voluntary or involuntary and regardless of which party brings the employment to an end.

1.2	In this Agreement unless the context otherwise requires:

(a)	references to clauses, sub-clauses and schedules are unless otherwise stated to clauses, sub-clauses of and schedules to this Agreement; and

(b)	the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.	APPOINTMENT & REPRESENTATIONS

2.1	The Company shall employ the Executive and the Executive shall serve the Company as EMEA Leader (Managing Director) or in such other capacity as the Company may reasonably require.

2.2

The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

2.3	The Executive acknowledges that he is not entering into this Agreement in reliance upon any representation, warranty or undertaking which is not contained in this Agreement.

2.4	The Company agrees to indemnify the Executive to the fullest extent provided in the Company’s Articles of Association for officers generally.

3.	TERM

3.1	The Executive’s employment under this Agreement shall commence on the date of this Agreement (“the Effective Date”), notwithstanding that the Executive’s continuous employment began on 1 October 1998.

3.2

Subject to the terms of clause 18 below and the remainder of this clause 3, this Agreement and hence the employment of the Executive may be terminated by either party to this Agreement giving to the other party not less than six (6) months’ notice of termination in writing.

3.3	The Company reserves the right in its absolute discretion and at any time to terminate the Executive’s employment by making the Executive a payment in lieu of the notice entitlement referred to in clause 3.2 above or, if less, any unexpired period of notice of termination (whether such notice was given by the Company or by the Executive). Such payment in lieu shall consist of a sum equivalent to the salary the Executive would have been entitled to receive (if any) during the relevant notice period (or part thereof), together with the cost to the Company of providing any Benefits (that are provided to the Executive at the applicable time) for the relevant notice period (or part thereof). For the avoidance of doubt, this clause 3.3 shall not prevent the Company from terminating the Executive’s employment in breach of this Agreement.

4.	DUTIES

4.1	During his employment under this Agreement the Executive shall:

(a)

perform the duties and exercise the powers and functions which from time to time may reasonably be assigned to or vested in him by the Company Leader in relation to the Company and any Associated Company and if and for so long as required by the Company Leader act as a director of any Associated Company;

(b)	devote the whole of his time, attention and ability to his duties under this Agreement;

(c)

comply with all reasonable requests, instructions and regulations given or made by the Company Leader (or by any one authorised by him) and keep it regularly informed and promptly provide such explanations, information and assistance as to his activities or the business of the Company and any Associated Company as the Company Leader may reasonably require;

(d)	faithfully and loyally serve the Company to the best of his ability and use his utmost endeavours to promote its interests and those of the Associated Companies in all respects;

(e)	comply with all relevant rules, regulations, policies and procedures of the Company;

(f)	not engage in any activities which could detract from the proper performance of his duties under this Agreement;

(g)

not engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever including as director, shareholder, principal, consultant, agent, partner or employee of any other person, firm or company (save as the holder for investment of any securities which do not exceed three per cent in nominal value of the issued share capital or stock of any class of any company quoted on a recognised stock exchange and directorships in Hiscox Ventures and

International Bar Code Systems) without first having obtained the prior written consent of the Company Leader; and

(h)

not without the prior written consent of the Company Leader directly or indirectly receive or retain any payment or benefit, either in respect of any business transacted (whether or not by him) by or on behalf of the Company or any Associated Company or with a view to any such business being transacted.

4.2	Notwithstanding the provisions of clause 4.1 the Company shall:

(a)

have the right to require the Executive at any time to carry out such special projects or functions or duties as the Company shall in its absolute discretion determine to be necessary or appropriate, provided that such special projects or functions or duties are of a kind which may be expected of an employee at the level of the Executive; and

(b)

be under no obligation to assign to or vest in the Executive any powers, duties or functions or to provide any work for the Executive and may at any time suspend the Executive from the performance of any duties and/or exclude him from any premises of the Company. Any period of suspension or exclusion shall not be longer than 6 months. For the avoidance of doubt, during the period of any such suspension or exclusion the Executive shall remain an employee of the Company, shall continue to receive the salary and Benefits provided to him in the course of his employment under this Agreement and shall remain bound by all the terms of his employment under this Agreement (including the undertaking in clause 4.1(g) not to engage or be concerned or interested directly or indirectly in any other trade, business or occupation). Without prejudice to the generality of this clause 4.2(b) the Executive shall not, without the prior written consent of the Company Leader, speak to or otherwise communicate with any director or employee of the Company or any Associated Company or any client, customer or supplier of the Company or any Associated Company save in any ordinary social context.

4.3	The duties of the Executive as a director of the Company and any Associated Company are subject to the relevant Articles of Association from time to time.

5.	HOURS

The nature of the Executive’s employment including his seniority and the scope of his responsibilities is such that his working time can be determined by him in a manner consistent with his employment under this Agreement. Accordingly, the Executive has no normal working hours but is required to work during the Company’s normal business hours and for such other hours as are necessary for the proper performance of his duties.

6.	PLACE OF WORK AND TRAVEL

6.1	The Executive shall perform his duties at the offices of the Company from time to time. Currently the offices are at Beacon House, Ibstone Road, Stokenchurch, Bucks HP14 3AQ.

6.2	The Executive may be required from time to time to travel in the United Kingdom and overseas in the proper performance of his duties.

7.	REMUNERATION

7.1

As remuneration for his services under this Agreement the Company shall pay to the Executive a salary at the rate of £166,800 (one hundred and sixty-six thousand eight hundred pounds) per annum (which shall be deemed to accrue from day to day) payable in arrears by equal monthly instalments on or around the 27th day of each month. This sum is also inclusive of any fees to which the Executive may be entitled as a director of the Company or of any Associated Company. The Executive’s salary will be reviewed at least annually commencing in January 2006 to determine whether the salary should be adjusted.

7.2

In addition, the Company shall pay to the Executive the sum of £84,270 (eighty-four thousand two hundred and seventy pounds) within 30 calendar days of the date of this Agreement, subject to the Executive not having: (a) given the Company notice of termination of employment by the date the payment is made; or (b) been dismissed for Cause by the date the payment is made.

7.3

For each fiscal year of RedPrairie Corporation that the applicable performance targets established from time to time by the Board of Directors of RedPrairie Corporation (“the Parent’s Board”) are achieved, and if the Executive is employed by the Company pursuant to the terms of this Agreement on the last day of such fiscal year, the Executive shall receive a bonus equal to fifty percent (50%) of his then annual base salary, to be paid no later than March 15 of the following year. In the event that RedPrairie Corporation outperforms or underperforms the annual performance targets established by the Parent’s Board, the Parent’s Board may, at its discretion, increase (if RedPrairie Corporation outperforms) or decrease (if RedPrairie Corporation underperforms) the Executive’s bonus for that fiscal year. The Parent’s Board may elect in its sole discretion to award all or any part of such bonus notwithstanding any failure of the applicable performance targets to have been achieved.

7.4	The salary payable under clause 7.1 shall be reviewed by the Company Leader annually on 1st January each year. Whilst a review does not imply any entitlement to an increase, the rate of salary payable to the Executive may be increased as a result of such review with effect from any date specified by the Company.

7.5

For the purposes of the Employment Rights Act 1996 and otherwise, the Executive consents to the deduction of any sums due by him to the Company (including without limitation any overpayments, loans or advances made to him by the Company, any excess holiday taken by him, the cost of repairing any damages or loss to the Company’s property caused by him and any loss suffered by the Company as a result of any negligence or breach of duty by the Executive) at any time from his salary or any other payment due from the Company to the Executive and the Executive also agrees to make any payment to the Company of any sums due from him to the Company upon demand by the Company at any time.

8.	PENSION AND INSURANCE BENEFITS

8.1

The Executive shall be entitled to be a member of the Company Pension Scheme and the additional Directors’ Pension Scheme (the “Schemes”), particulars of which may be obtained from the Company Secretary. The Executive’s membership of the Schemes shall be subject to the provisions of the Schemes as amended from time to time (including without limitation the Schemes’ powers of amendment and termination). In the event that the Company terminates the Schemes, the Company will (with effect from the date of such termination) contribute for the benefit of the Executive, during each calendar year of the employment of the Executive, a sum equivalent to the annual contribution it was making to the Schemes for the benefit of the Executive at the applicable time, by means of equal monthly instalments, to a personal pension plan established and nominated by the Executive, subject to Inland Revenue limits and the rules of the applicable personal pension plan from time to time. The Executives acknowledges and agrees that this alternative pensions arrangement will not constitute a material reduction in his employee benefits for the purposes of this Agreement. In the event that the Schemes are terminated, a contracting out certificate would cease to be in force in relation to the employment of the Executive.

8.2

The Company shall provide the Executive with medical insurance on the London scale for himself, his spouse and any dependent children under the age of 18, permanent health insurance and life assurance worth four times the Executive’s basic salary, particulars of which may be obtained from the Company Secretary.

8.3	Participation in any such insurance scheme is:

(a)

subject to its terms and conditions from time to time in force (which may be varied without notice) and without prejudice to the Company’s right to withdraw the provision of, or change the provider of such benefits in its absolute discretion, provided that the

Company will provide a benefit of substantial equivalence to such benefit in each case;

(b)	conditional on the Executive satisfying any applicable requirements of the insurers;

(c)	on the basis that the Company can give no assurance that any claim made will be accepted by the insurers of such scheme;

(d)

on the basis that the Company shall not be required to take any steps to obtain the benefit of such scheme should the insurer either reject any claim and/or discontinue the payment of benefits at any time;

(e)	on the basis that the Company shall not be liable to pay any sums to or in respect of the Executive and/or his dependants unless the Company has received payment in full from the insurer;

(f)

on such terms as the Company Leader may from time to time determine in his absolute discretion. In particular, the level of insurance to which the Executive has benefit may be reduced where the Executive’s health or age is such that cover can only be provided on the basis that exceptional conditions or unusually high premiums are imposed or levied by the insurer; and

(g)

on the basis that nothing in this Agreement or in the rules, terms and conditions of any insurance scheme shall give rise to any express or implied limitations on the right of the Company to terminate the employment of the Executive at any time in accordance with clauses 3 and 18 of this Agreement, provided that any insurance provider paying benefits to the Company under the Company’s permanent health insurance scheme due to the incapacity of the Executive agrees to pay the same level of benefits directly to the Executive on the basis of and subject to the same substantive terms or conditions (including the relevant definition of incapacity). The Executive acknowledges and agrees that he will not, following the termination of his employment by the Company in compliance with this clause (g), have any right of action or claims whatsoever against the Company arising from or in connection with the permanent health insurance scheme or the payment (or cessation of payment) of any benefits to him under the permanent health insurance scheme.

9.	EXPENSES

9.1	The Company shall reimburse to the Executive all travelling, hotel, entertainment and other expenses properly and reasonably incurred by him in the performance of his duties under this

Agreement and properly claimed and vouched for in accordance with the Company’s expense reporting procedure in force from time to time.

10.	MOTOR CAR

The Company shall pay to the Executive a car allowance at the rate of £12,000 per year, payable in arrears by equal monthly instalments and subject to applicable deductions. The Company shall also pay for road tax, insurance and fuel (for both personal and business use) for one car. The car allowance and related benefits shall not be an addition to salary and shall not count towards any salary related benefits, including without limitation the Executive’s pension.

11.	HOLIDAYS AND HOLIDAY PAY

11.1

In addition to the normal English Bank and public holidays the Executive shall be entitled to 25 working days’ paid holiday during each calendar year to be taken at such time or times as may be agreed with the Company Leader. The Executive may not without the consent of the Company Leader carry forward any unused part of his holiday entitlement to a subsequent calendar year. Any holiday entitlement that has not been used by the end of the calendar year or carried forward to the next calendar year shall be forfeited without pay.

11.2

For the calendar year during which the Executive’s employment under this Agreement commences or terminates he shall be entitled to such proportion of his annual holiday entitlement as the period of his employment in each such year bears to one calendar year. The Company may require the Executive to take some, all or none of any outstanding holiday entitlement during the Executive’s notice period. Upon termination of his employment for whatever reason he shall, if appropriate, either be entitled to salary in lieu of any accrued holiday entitlement which has not been taken or be required to repay to the Company any salary received in respect of holiday taken in excess of his proportionate holiday entitlement. For the purposes of calculating such payment in lieu or such repayment, a day’s paid holiday shall be taken to be the Executive’s annual salary divided by 260.

12.	SICKNESS/INCAPACITY

12.1

If the Executive is prevented by illness, accident or other incapacity from properly performing his duties under this Agreement he shall report this fact as soon as reasonably practicable to the Company Secretary’s office and, if he is so prevented, he shall if required by the Company provide appropriate doctor’s certificates in respect of any period of absence in excess of seven days.

12.2

If the Executive is absent from his duties under this Agreement owing to illness, accident or other incapacity duly certified in accordance with the provisions of clause 12.1, the Company shall continue to provide all Benefits under this Agreement and to pay his full annual salary (but not any bonuses) during any period or periods of such absence up to a maximum aggregate of 26 weeks in any period of 12 months and half his annual salary for a further 26 weeks in any period of 12 months. Once the Executive’s entitlement to sick pay under this clause 12.2 has been exhausted:

(a)

the Executive shall have no entitlement to any further sick pay from the Company until he has returned to work for the Company for a continuous period (save for holidays) of not less than four (4) months and any further sick pay shall be paid at the absolute discretion of the Company Leader;

(b)

the Executive shall have no entitlement whatsoever to any salary, remuneration, bonuses or employee benefits (including, but not limited to, the Benefits) unless and until he return to work for the Company, save for the continued provision during his continued employment with the Company of permanent health insurance cover and any benefits payable under the permanent health insurance scheme (subject, in both cases, to the conditions set out in clause 8.3 above).

12.3

The payments to be made to the Executive under clause 12.2 shall be inclusive of any Statutory Sick Pay to which he may be entitled and the Company may deduct from such payments the amount of any social security benefits he may receive or may be entitled to receive and any sums payable to the Executive under any policy of permanent health insurance.

12.4

The Company may require the Executive to undergo at any time a medical examination by a doctor of its choice and at its expense (whether or not the Executive is prevented from performing his duties under the Agreement). The Company may immediately cease to make any payments otherwise due to the Executive under clause 12.2 if he fails to attend any such examination without reasonable cause or if the Company is advised that the Executive is fit to return to work (and he does not do so immediately).

13.	CONFIDENTIAL INFORMATION, DATA PROTECTION AND PRIVACY

13.1

The Executive shall not during his employment under this Agreement (save in the proper course of his duties or as permitted under the Public Interest Disclosure Act 1998) or except with the prior consent of the Company Leader at any time after its termination for any reason whatsoever:

(a)	mechanically copy or otherwise reproduce, publish, sell, use, make any commercial use of, disclose, demonstrate or make possible the reverse engineering and/or reverse compilation of; or

(b)	cause unauthorised disclosure of; or

any Confidential Information which he has or may have acquired in the course of his employment (whether before, on or after the date of this Agreement) and shall use his best endeavours to prevent the unauthorised disclosure or publication of such information.

13.2

Nothing in this clause shall prevent the Executive from using any general knowledge and skills which are not treated by the Company as confidential or do not properly belong to the Company and which he may have acquired or developed at any time during his employment under this Agreement. The obligations on the Executive set out in this clause shall cease to the extent that the relevant Confidential Information comes into the public domain otherwise than through the default or negligence of the Executive and to the extent necessary to comply with the law or the valid final order of a court or governmental agency of competent jurisdiction (after giving reasonable advance notice to the Company of any such contemplated disclosure so as to provide the Company with an opportunity to contest any such disclosure).

13.3

In this clause “Confidential Information” shall mean any non-public information that relates to the actual or anticipated business or research and development of the Company or any Associated Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s or any Associated Company’s products or services, the markets for such products and services, customer lists and customers (including, but not limited to, customers of the Company or any Associated Company on whom the Executive called or with whom the Executive became acquainted during the term of the Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, pricing information, finances or other business information of the Company, howsoever produced or reproduced, whether written or oral, whether or not denoted or marked confidential.

13.4	The Executive consents to the Company holding and otherwise processing data relating to him, both electronically and manually, for the purposes of:

(a)	the Company’s and any Associated Company’s administration and management of its or their employees and business and the Scheme’s administration and management; and

(b)	compliance with any applicable procedures, laws and regulations.

The Executive also consents to the transfer, storage and other processing (both electronically and manually) by the Company and any Associated Company and the Schemes’ Trustees of any such data outside the European Economic Area (and in particular, but without limitation, to and in the United States and any other country in which the Company and any Associated Company operates).

13.5	The Executive shall comply with the Company’s policies in force from time to time regarding use of equipment provided to him, including without limitation any telephone or computer.

14.	INTELLECTUAL PROPERTY RIGHTS

The Executive agrees to abide by the provisions set out in Schedule 1.

15.	PROTECTION OF BUSINESS INTERESTS

The Executive agrees to abide by the provisions set out in Schedule 2.

16.	TERMINATION BY RECONSTRUCTION OR AMALGAMATION

If the employment of the Executive under this Agreement terminates by reason of:

(a)	the liquidation of the Company for the purposes of amalgamation or reconstruction; or

(b)	as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation; or

(c)	as part of any arrangement for the transfer of the whole or part of the undertaking of the Company to any Associated Company and the Executive is offered employment with any concern or undertaking resulting from such amalgamation, reconstruction or transfer on terms generally not less favourable than the terms of this Agreement the Executive shall have no claim against the Company in respect of the termination of his employment by the Company by reason of any of the events specified in this clause.

17.	NON-DISPARAGEMENT

The Executive agrees that he shall not, during his employment with the Company and thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company, any Associated Company, as well as its and their respective directors, officers, agents, employees, stockholders, and successors, past and present, and each of them. Nothing in this clause 17 shall in any way prohibit the Executive from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to the Executive. For the purposes of this clause 17, a statement shall be considered to “disparage” only if the Executive knew or reasonably should have known at the time of making the statement that such statement, when made, would have an adverse effect on the business, business reputation, or personal or professional reputation of the person so disparaged.

18.	TERMINATION ON THE HAPPENING OF CERTAIN EVENTS

18.1

Termination by Reason of Death or Incapacity due to Illness. The Executive’s employment by the Company shall terminate automatically upon the Executive’s death. Without limiting the scope of the Company’s general right to terminate the employment of the Executive in accordance with clauses 3.2 and 3.3 in the event of the Executive’s incapacity due to illness or otherwise, If the Company determines, in good faith, that the Executive has an “Incapacity due to Illness” (as defined below), it may terminate the Executive’s employment in accordance with clause 3.2 or 3.3 of this Agreement provided that such termination is in compliance with the terms stated in clause 8.3(g) of this Agreement. For purposes of this Agreement, “Incapacity due to Illness” shall mean any illness or injury which renders the Executive unable to perform the essential duties and functions of his position, even with reasonable adjustments which do not impose an undue hardship on the Company, for a period of not less than one year. The Company reserves the right, in good faith, to make the determination that the Executive is suffering from an Incapacity due to Illness under this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

If the Executive’s employment is terminated by reason of the Executive’s death or Incapacity due to Illness in accordance with this clause, the Company shall have no further obligations to the Executive or his legal representatives under this Agreement, other than for: (a) payment of the sum of: (i) the Executive’s annual base salary through the Executive’s Termination Date to the extent not already paid; (ii) where the Executive’s employment is terminated by reason of Incapacity due to Illness, a payment in lieu of notice if the employment of the Executive is terminated by the Company in accordance with clause 3.3 of this Agreement; and (iii) a payment in lieu of any accrued, but unused, holiday entitlement as at the Termination Date (the sum of the amounts described in clauses (i), (ii) and (iii) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of Executive’s Termination Date; and (b) payment to the Executive or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.

18.2

Termination with Cause. The Company may terminate the Executive’s employment with immediate effect at any time for “Cause” upon receipt by the Executive of written notice of such immediate termination which shall specify the reasons for the termination. If the Company so terminates the Executive’s employment with immediate effect for Cause, the Company shall have no further obligations to the Executive under this Agreement other than for payment of the Accrued Obligations. The Executive acknowledges and agrees that he shall not be entitled to any notice of termination in accordance with clause 3.2 of this Agreement, to any payment in lieu of notice, to any severance pay or any other compensation whatsoever. For purposes of this Agreement, “Cause” shall mean that the Company Leader, acting in good faith based upon the information then known to the Company Leader, determines that the Executive:

(a)

has been convicted of or pleaded guilty to an offence under any statutory enactment or regulation relating to any other criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed, or an offence which in the opinion of the Company Leader does not affect his position as an employee of the Company);

(b)

has engaged in acts of material fraud, material dishonesty or other acts of wilful and material misconduct in the course of his employment by the Company, unless the Executive believed in good faith that such acts were in the best interests of the Company;

(c)	has wilfully failed to comply with reasonable directives of the Board of Directors of the Company or of the Company Leader; or

(d)	has breached any material term of this Agreement.

provided that “Cause” shall not exist under paragraphs (c) or (d) above if a cure is reasonably possible in the circumstances unless the Company gives notice to the Executive of the circumstances that would otherwise constitute Cause and the Executive has failed to cure such circumstances within a reasonable period (not to exceed 15 calendar days) of receipt by the Executive of such notice.

Any delay by the Company in exercising any right of termination under this clause shall not constitute a waiver of such right.

18.3

Termination without Cause. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed by the parties to this Agreement that the Company may terminate the Executive’s employment for any reason or for no reason at any time. If the Company terminates the Executive’s employment for any reason or for no reason at any time, other than for Cause, Incapacity due to Illness or death, the Company shall have no further obligations to the Executive under this Agreement other than: (a) the timely payment by the Company of the Accrued Obligations; and (b) the payment to the Executive following the end of the then current fiscal year of a bonus equivalent to fifty percent (50%) of his base salary as at the Termination Date multiplied by X/365, where “X” shall be the number of calendar days (during the fiscal year within which the Termination Date falls) during which the Executive was employed by the Company provided that the Parent’s Board determines (acting reasonably and in good faith) that RedPrairie Corporation has achieved the applicable performance targets established by the Parent’s Board for that year.

Subject to the Executive executing a Compromise Agreement in the form set out in Schedule 3 to this Agreement (save for any amendments reasonably required: (a) to reflect a change in either party’s name or address, the date and to amend other minor details not affecting the agreed commercial terms; (b) by law or best practice to ensure that all claims the Executive may have against the Company or any Associated Company as a result of his employment with the Company or the termination of his employment are duly and properly settled in full by the Executive under the terms of the compromise agreement; (c) to reflect the payment(s) due to the Executive under the terms of this Agreement; (d) to insert the terminate date and the details of the Executive’s relevant independent adviser; and (e) otherwise as may be agreed) (an “Agreed Form Compromise Agreement”), the Company shall pay to the Executive a severance payment in the aggregate amount of one times the Executive’s annualized rate of base salary from the Company in effect immediately prior to his Termination Date LESS all “Notice Payments” (“Severance Pay”). In this Agreement, “Notice Payments” shall mean: (a) all salary paid during any period of notice of termination served by the Executive in accordance with clause 3.2 of this Agreement; and (b) any payment in lieu of notice paid to the Executive in accordance with clause 3.3 of this Agreement. Such Severance Pay, if any, shall be paid in twelve substantially equal monthly instalments (without interest, with each instalment equal to approximately 1/12th of the aggregate Severance Pay amount) beginning thirty days after the Executive’s Termination Date. The Company’s obligation to provide such Severance Pay is subject to the condition precedent that the Executive shall not have breached any material term of this Agreement. The Executive shall not be entitled to any additional compensation for termination of employment.

18.4

Termination for Good Reason. The Executive may terminate his employment with immediate effect for “Good Reason” if, after the Executive has given the Company detailed written notice of the event or circumstance constituting Good Reason, the Company fails to cure the event or circumstance constituting “Good Reason” within fifteen calendar days of receipt of such notice. “Good Reason” means the occurrence, without the Executive’s express written consent, of any one or more of the following: (1) the Company requires the Executive to relocate his principal place of employment for the Company more than twenty-five (25) miles from the Company’s principal office location as of the Effective Date, unless his principal place of employment is brought closer to the Executive’s residence by such relocation; (2) the Company materially diminishes the Executive’s duties or responsibilities in a manner which is inconsistent with the provisions of this Agreement or with his status as EMEA Leader (Managing Director) of the Company; (3) the Company breaches any material term of this Agreement; or (4) the Company reduces the Executive’s annual base salary, on-target bonus potential or Benefits (save where such reduction is expressly permitted under the terms of this Agreement).

The Executive agrees that, in the event he terminates his employment with immediate effect for Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than: (a) the timely payment by the Company of the Accrued Obligations; and (b) the payment to the Executive following the end of the then current fiscal year of a bonus equivalent to fifty percent (50%) of his base salary as at the Termination Date multiplied by X/365, where “X” shall be the number of calendar days (during the fiscal year within which the Termination Date falls) during which the Executive was employed by the Company provided that the Parent’s Board determines (acting reasonably and in good faith) that RedPrairie Corporation has achieved the applicable performance targets established by the Parent’s Board for that year. Subject to the Executive executing an Agreed Form Compromise Agreement, the Company shall pay to the Executive a severance payment in the aggregate amount of one times the Executive’s annualized rate of base salary from the Company in effect immediately prior to his Termination Date LESS all Notice Payments (“Severance Pay”). Such Severance Pay, if any, shall be paid in twelve substantially equal monthly instalments (without interest, with each instalment equal to approximately 1/12th of the aggregate Severance Pay amount) beginning thirty days after the Executive’s Termination Date. The Company’s obligation to provide such Severance Pay is subject to the condition precedent that the Executive shall not have breached any material term of this Agreement. The Executive shall not be entitled to any additional compensation for termination of employment.

18.5	Termination Without Good Reason. The Executive may terminate his employment without “Good Reason” by giving the Company notice of termination in accordance with clause 3.2 of this Agreement. In the event that the Executive terminates his employment without Good Reason, the Company shall have no further obligations to the Executive under this Agreement other than for timely payment of the Accrued Obligations. Subject to the Executive executing an Agreed Form Compromise Agreement, the Company shall pay to the Executive a severance payment equivalent to nine months of base salary under this Agreement (as in effect immediately prior to his Termination Date) LESS all Notice Payments (“Severance Pay”). Such Severance Pay, if any, shall be paid in six substantially equal monthly installments (without interest, with each installment equal to approximately 1/6th of the aggregate Severance Pay amount) beginning thirty days after the Executive’s Termination Date. The Company’s obligation to provide such Severance Pay is subject to the condition precedent that the Executive shall not have breached any material term of this Agreement. The Executive shall not be entitled to any additional compensation for termination of employment.

19.	OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

Upon the termination of his employment under this Agreement for whatever reason, or upon the Company’s exercise of its rights under clause 4.2(b) at any time after notice of termination has been given under clause 3.2, the Executive shall:

(a)

at the request of the Company immediately tender his resignation as a director of the Company and of any Associated Company and from any trusteeships held by him of trusts established by the Company or any Associated Company without compensation;

(b)

deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies of them and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any Associated Company which may be in his possession or under his control and (unless prevented by the owner) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any Associated Company or any supplier, agent, distributor or customer of the Company or any Associated Company and he shall not without the written consent of the Company Leader retain any copies of such property;

(c)	if so requested send to the Company Secretary a signed statement confirming that he has complied with clause 19(b); and

(d)	not at any time represent himself still to be connected with the Company or any Associated Company.

20.	CHANGE OF CONTROL

20.1

In the event the Executive’s employment by the Company terminates within the first twelve (12) months following a “Change of Control” in circumstances that entitle the Executive to payment of Severance Pay pursuant to clause 18.3 or clause 18.4 above, and provided the Executive satisfies the release provisions set forth in the applicable clause (including, but not limited to the execution of a Compromise Agreement in a form acceptable to the Company), the:

(a)

amount of the applicable Severance Payment due to the Executive under clause 18.3 or clause 18.4 (as the case may be) shall be increased to (and substituted for) an amount equivalent to eighteen (18) months of base salary under this Agreement (as in effect immediately prior to his Termination Date) LESS all Notice Payments; and

(b)

Executive shall also be entitled to full accelerated vesting of the Executive’s then-outstanding and otherwise unvested stock options and other equity-based awards granted by the Company or any Associated Company. In such circumstances, the Executive shall have the remaining life of the original option or other term to exercise such options or equity-based award (subject to the Company’s or the applicable Associated Company’s right to earlier terminate such options or equity-based awards pursuant to the change of control provisions applicable to such awards in the applicable stock incentive plan of the Company or Associated Company or award agreement thereunder).

20.2

In this Agreement the term “Change of Control” shall mean the acquisition by any individual or business entity (“Person”) after the Effective Date of legal or beneficial ownership of more than fifty percent (50%) of the equity or voting power of RedPrairie Corporation, excluding any acquisition by RedPrairie Corporation or any RedPrairie Corporation employee benefit plan or trust or any current shareholder with at least a five percent (5%) legal or beneficial ownership interest in the equity or voting power of RedPrairie (or any affiliate of any such entity).

21.	EFFECT OF TERMINATION OF THIS AGREEMENT

The expiry or termination of this Agreement (however it arises) shall not operate to affect any of the provisions of this Agreement which are expressed to operate or have effect after its termination and shall not prejudice the exercise of any right or remedy of either party accrued beforehand.

22.	OTHER TERMS AND CONDITIONS

22.1	The provisions of the Company’s handbook shall apply to the Executive’s employment under this Agreement except so far as inconsistent with this Agreement.

22.2	The following particulars are given in compliance with the requirements of section 1 of the Employment Rights Act 1996:

(a)

The Executive’s continuous employment began on 1 October 1998. No employment of the Executive with a previous employer counts as part of the Executive’s continuous employment with the Company. For the avoidance of doubt, you have continued rights under the LIS Pension Scheme as set out in the correspondence between Barnett Waddingham and the Inland Revenue dated 6 November 1998, 13 January 1999, and 2 February 1999 and appended to this Agreement.

(b)

If the Executive is dissatisfied with any disciplinary decision or if he has any grievance relating to his employment under this Agreement he should refer such disciplinary decision or grievance to the Company Leader.

(c)	As at the date of this Agreement, a contracting-out certificate (pursuant to the provisions of the Pension Schemes Act 1993) is in force in respect of the Executive’s employment under this Agreement.

(d)

Save as otherwise provided in this Agreement there are no terms or conditions of employment relating to hours of work, or to normal working hours, or to entitlement to holiday (including public holidays) or holiday pay, or to incapacity for work due to sickness or injury, or to pensions or pension schemes, or to requirements to work abroad and no collective agreement has any effect upon the Executive’s employment under this Agreement.

23.	NOTICES

Any notice to be given under this Agreement shall be in writing. Notice to the Executive shall be sufficiently served by being delivered personally to him, or by being sent by first class post, or by facsimile addressed to him at his usual or last known place of residence, fax number. Notice to the Company shall be sufficiently served by being delivered to the Company Secretary, or by being sent by first class post, or by facsimile, to the registered office of the Company. Any notice if so posted shall be deemed served upon the third day following that on which it was posted and if sent by facsimile when a complete and legible copy of the notice has been received.

24.	PREVIOUS AGREEMENTS

This Agreement shall take effect in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company and the Executive (save for any share or stock option agreements), which shall be deemed to have been terminated by mutual consent with effect from the commencement of the Agreement. The parties to this Agreement acknowledge that, on entering into this Agreement, they each have no outstanding claims against the other party to this Agreement (or any Associated Company in the case of the Executive).

25.	MISCELLANEOUS

25.1	This Agreement constitutes the entire agreement and understanding between the parties.

25.2	A person, firm or company who or which is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

26.	APPLICABLE LAW

English law shall apply to this Agreement and the parties submit to the jurisdiction of the English Courts.

IN WITNESS whereof this deed has been duly executed and delivered the day and year first before written.

SCHEDULE 1

A Intellectual Property Rights

1.	DEFINITIONS

In this Schedule:

“Invention” means any invention, improvement, secret process or discovery made, discovered or devised by the Executive (whether alone or with others) during his employment under this Agreement (whether or not in the course of his duties) which in any way affects or relates to the business of the Company or any Associated Company or is capable of being used or adapted for use in or in connection with said business.

“Copyright work”, “Database”, “Design” mean respectively any copyright work, database and design (whether registrable or not) created by the Executive (whether alone or with others) during his employment under this Agreement (whether or not during the course of his employment) which in any way affect or relate to the business of the Company or any Associated Company or are capable of being used or adapted for use in or in connection with said business.

2.	INVENTIONS

2.1	Immediately on making, discovering or devising any Invention, the Executive shall disclose it to the Company together with all information in his possession or control relating to it.

2.2	Subject to paragraph 2.4 all Inventions and all present and future rights in Inventions anywhere in the world shall belong to the Company absolutely.

2.3

Subject to paragraph 2.4 the Executive shall at the request and cost of the Company (and notwithstanding any termination of his employment) do all acts and things and execute all documents which are in the opinion of the Company necessary or desirable:

(a)	to vest any Inventions, and all right title and interest in the same in the Company or its nominee absolutely;

(b)	to provide confirmation that any particular Invention or right in an Invention has vested in the Company;

(c)	to enable applications for patents or other registered rights in respect of Inventions to be made and prosecuted in any part of the world; and

(d)

to vest absolutely in the Company or any person the Company may nominate any patent or other registered right obtained by or on behalf of the Executive in respect of any Invention (including any right to sue for past infringements).

2.4	The provisions of paragraphs 2.2 and 2.3 are subject to and shall not affect the rights of the Executive under sections 39, 40 and 41 of the Patents Act 1977.

2.5	The Executive acknowledges that for the purposes of section 39 (1) (b) of the Patents Act 1977 he has a special obligation to further the interests of the Company’s undertaking.

3.	COPYRIGHT, DESIGNS AND DATABASES

3.1	Immediately on creating any Copyright work, Database or Design the Executive shall disclose it to the Company together with all information in his possession or control relating to it.

3.2

All present and future copyrights, database rights, registered and unregistered rights in designs (including applications and the right to apply) anywhere in the world in or in relation to Copyright works, Databases and Designs shall vest in the Company and the Executive assigns all such rights to the Company for their full term including any extensions and renewals.

3.3

The Executive shall at the request and cost of the Company (and notwithstanding any termination of his employment under this Agreement) do all acts and things and execute all documents which are in the opinion of the Company necessary or desirable to vest the rights and applications referred to in paragraph 3.2 and all right, title and interest in the same (including any right to sue for past infringements) in the Company or its nominee absolutely.

3.4

The Executive irrevocably waives all moral rights that he has or may have in relation to any of the Copyright works, Databases and Designs. The Company shall be entitled to make such additions, deletions, alterations or adaptations to or from any of the Copyright works, Databases and Designs as it shall in its absolute discretion determine.

4.	PAPERS AND RECORDS

Without prejudice to his obligations under clause 19(b) of this Agreement the Executive shall immediately after the Termination Date deliver to the Company Secretary or such other person as the Company Leader may nominate in writing all books, papers, drawings, designs, records and computer software in his possession or under his control at that date which relate to or concern any Invention, Copyright Work or Database Design.

5.	POWER OF ATTORNEY

The Executive shall at the time of signing this Agreement appoint the Company as his attorney (in the form set out in Schedule 1B below) to sign or execute any and all agreements, instruments, deeds or other papers and do all things in the name of the Executive as may be necessary or desirable to implement the obligations of the Executive under this Schedule.

SCHEDULE 1

B Power of Attorney

By this Power of Attorney made on 7th October 2005, I, Martin Hiscox of The Homestead, Sonning Eye, Reading Berks RG4 0TN in accordance with the terms of the service agreement (the “Service Agreement”) of even date between myself and RedPrairie Limited (the “Company”) hereby appoint the Company to act as my attorney with authority in my name and on my behalf (so that words and expressions defined in the Service Agreement shall have the same meanings in this Power of Attorney):

(a)

on or after the Termination Date to do any things and sign any documents as may be required under the constitution of the Company and each Associated Company to make my resignation as a director from those companies effective;

(b)

to sign or execute any and all agreements, instruments, deeds or other papers and to do all such things in my name as may be necessary or desirable to implement my obligations in connection with clause 14 of the Agreement;

(c)	within two days of the Company having requested my resignation pursuant to clause 19(a) to do any thing and sign any documents to make my resignation as a director from those Companies effective;

(d)

on or after the Termination Date to sign or execute any and all instruments, deeds or other papers and to do all such things in my name as may be necessary or desirable to implement a transfer of all my shares in the Company or any Associated Company which I may hold as a bare nominee for the Company or any Associated Company; and

(e)	to appoint any substitute and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations in connection with clauses 14 and 19(a) of the Service Agreement, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a DEED and

Delivered by Martin Hiscox

in the presence of:

Witness name:

Address:

Occupation:

SCHEDULE 2

Protection of Business Interests

1.	DEFINITIONS

In this Schedule:

“Business” means the business or businesses of the Company or any Associated Company in or with which the Executive has been involved or concerned at any time during the period of 6 months prior to the Relevant Date including the logistics execution software and support services to the supply chain marketplace carried on by the Company or any Associated Company;

“directly or indirectly” means the Executive acting either alone or jointly with or on behalf of or by means of any other person, firm or company whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise;

“Key Personnel” means any person who is at the Relevant Date or was at any time during the period of 6 months prior to the Relevant Date employed by or engaged in the Business in an executive or senior managerial or technical capacity and with whom the Executive has had dealings other than in a minimal and non-material way at any time during the said period;

“Prospective Associate” means any person, firm or company to whom or which at any time during the period of 6 months prior to the Relevant Date the Company or any Associated Company was actively and directly seeking to supply goods and/or services for the purposes of the Business and with whom or which the Executive has had dealings other than in a minimal and non-material way at any time during the said period;

“Relevant Area” means the United Kingdom and any other country in which the Company or any Associated Company has carried on business in which the Executive has been involved or concerned other than in a minimal and non-material way at any time during the period of 6 months prior to the Relevant Date;

“Relevant Associate” means any person, firm or company who or which at any time during the period of 6 months prior to the Relevant Date is or was a client or customer of the Company or any Associated Company or was in the habit of dealing under contract with the Company or any Associated Company and with whom or which the Executive has had dealings other than in a minimal and non-material way at any time during the said period;

“Relevant Date” means: (a) in the event that the Executive terminates his employment without “Good Reason” (as defined in clause 18.4 above) the date upon which the Company receives written notice of termination from the Executive; or (b) in the event of termination in any other circumstances, the earlier of: (i) the Termination Date; and (ii) the date on which any period of suspension or exclusion under clause 4.2(b) begins;

“Relevant Period” means the period of 12 months from the Relevant Date; and

“Relevant Supplier” means any person, firm or company who or which at any time during the period of 12 months prior to the Relevant Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Associated Company and with whom or which the Executive has had dealings other than in a minimal and non-material way at any time during the said period.

2.	RESTRICTIONS AND OBLIGATIONS

2.1	The Executive shall not without the prior written consent of the Company Leader directly or indirectly at any time during the Relevant Period:

(a)

be employed or engaged in, appointed by or be concerned or interested in any business which competes or will at any time during the Relevant Period compete with the Business in the Relevant Area provided that nothing in this paragraph 2.1(a) shall restrain the Executive from engaging or being concerned or interested in any such business in so far as his duties or work relate principally to services or products of a kind with which he was not concerned during the period of 12 months prior to the Relevant Date;

(b)

be employed or engaged in, be appointed by or be concerned or interested in Catalyst WMS International Limited; the UK businesses of The Descartes Systems Group, Inc., EXE Technologies, Inc., HighJump Software, HK Systems, Inc., i2 Technologies, Inc. Manhattan Associates, Inc., Manugistics Group Inc., Optum, Inc.®, Oracle®, Provia Software, G-Log and SAP® and each of their respective successors and affiliates;

(c)	(i) solicit or entice or endeavour to solicit or entice business from; or

(ii) deal with

any Relevant Associate or Prospective Associate for the purposes of any business which at any time during the Relevant Period competes or will compete or seeks to compete with the Business;

(d)	solicit or entice or endeavour to solicit or entice away from the Company or any Associated Company any Key Personnel;

(e)	employ or engage or endeavour to employ or engage any Key Personnel;

(f)	interfere or endeavour to interfere with the continuance of supplies to the Company and/or any Associated Company (or the terms relating to those supplies) by any Relevant Supplier; and

(g)

induce on behalf of any business which competes or will at any time during the Relevant Period compete with the Business in the Relevant Area: (i) any licensee of a Company product or service; (ii) any person or entity for whom the Company provided or was to provide, within six (6) months preceding the Relevant Date, maintenance or other services for a fee, pursuant to a formal agreement or otherwise; (iii) any person or entity to whom, within six (6) months preceding the Relevant Date, the Company had made a presentation or solicitation wholly or partially in writing, or for whom the Company had performed or provided a “savings analysis;” and (iv) any joint venturer or subcontractor of the Company (in the case of (i) to (iv)) to cancel any order previously placed, or not place any future orders, with the Company.

2.2	The Executive acknowledges and agrees that he will not at any time:

(a)

during employment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade of business using any trading names used by the Company or any Associated Company including the name(s) or incorporating the word(s) LIS, Logistics Technology Group, Logistics and Internet Systems, Logistics and Industrial Systems, LIS On-Line, LTG, RedPrairie and RedPrairieGlobal; or

(b)

after the Termination Date represent or otherwise indicate any association or connection with the Company or any Associated Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Associated Company.

2.3

The duties to be rendered by Executive hereunder are of a special, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated in damages, and a breach by the Executive shall cause the Company irreparable injury and damage. The Executive agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Schedule 3 will be inadequate and that in the event of any such breach, the Company and/or any Associated Company, in addition to the other remedies that may be available to it at law, may obtain injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements. Resort to such equitable relief, however, shall not be construed to be a waiver of any rights or remedies which the Company or any Associated Company may otherwise have. However, the Company shall, prior to the Company taking any legal action in connection with an alleged breach by Executive of his obligations, inform the Executive by written notice with reasonable specificity of the basis for its belief that the Executive has breached his obligations and provide the Executive with five (5) business days to cure any such alleged breach. If the Company determines that injunctive relief is necessary to protect its interests, the Company shall seek such injunctive relief against the Executive as expeditiously as possible following the Executive’s failure to cure the breach. In the event that the Company does not prevail in obtaining an injunction against the Executive, the Company shall resume its payment obligations (if any) to the Executive and pay to the Executive any amounts withheld during the injunctive relief process.

2.4

The Executive acknowledges that the provisions of this Schedule shall constitute severable undertakings given for the benefit of the Company and each Associated Company and may be enforced by the Company on behalf of all or any of them.

2.5

If any of the restrictions or obligations contained in this Schedule is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company and any Associated Company but would be valid if part of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it enforceable.

2.6

Nothing in this Schedule shall prevent the Executive holding for investment purposes any securities which do not exceed two per cent in nominal value of the issued share capital or stock of any class of any company quoted on a recognised stock exchange.

2.7

The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of the Executive’s employment under this Agreement offer to employ or engage the Executive and for or with whom the Executive intends to work within the Relevant Period.

SCHEDULE 2

DRAFT COMPROMISE AGREEMENT

DATED:

REDPRAIRIE LIMITED (1)

- and -

MARTIN HISCOX (2)

COMPROMISE AGREEMENT

(WITHOUT PREJUDICE)

THIS AGREEMENT is made                                                                                                the day of [Month] [Year]

BETWEEN:

(1)

REDPRAIRIE LIMITED a company registered in England and Wales under registered number 01870973 with its registered office is at Beacon House, Ibstone Road, Stokenchurch, High Wycombe, HP14 3AQ (the “Company”); and

(2)	MARTIN HISCOX (“you”).

TERMS OF SETTLEMENT:

1.	It is agreed by the parties to this Agreement that your employment with the Company will terminate on [date] (the “Termination Date”).

2.

During the period (if any) commencing on the date of this Agreement and ending on the Termination Date, you will receive your normal base salary through payroll in the customary manner and all of your normal employee benefits. You acknowledge and agree that, with effect from the Termination Date, you will cease to accrue any further salary, bonuses, commission and/or other remuneration and you will cease to be eligible for all benefits (whether contractual or otherwise), save as may be set out in this Agreement.

3.	You warrant that you have been receiving independent advice from [name of solicitor] of [name of solicitor’s firm], solicitors, of [address of solicitor’s firm] (the “Relevant Independent Adviser”).

4.

Provided that the Company has received (please mark for the attention of the Company’s General Counsel) a copy of this Agreement duly signed by you and a copy of the Relevant Independent Adviser’s Certificate set out in Appendix 1 to this Agreement duly signed by the Relevant Independent Adviser, the Company shall pay to you:

4.1	£[XXXX], less all deductions required by law in respect of income tax and employee’s national insurance contributions, by way of payment in lieu of notice of termination;

4.2	£[XXXX], less all deductions required by law in respect of income tax and employee’s national insurance contributions, by way of any bonus due for the period up to and including the Termination Date;

4.3

£[XXXX], less all deductions required by law in respect of income tax and employee’s national insurance contributions, by way of payment in lieu of accrued, but untaken, holiday entitlement up to the Termination Date; and

4.4	£[XXXX], less all deductions required by law in respect of income tax and employee’s national insurance contributions, by way of contractual severance pay.

The payment due under clause 4.4 shall be paid in substantially equal monthly installments over such period as is determined by the relevant clause of the Service Agreement between the Company and you in force immediately prior to the Termination Date (“the Service Agreement”), with the first installment being paid thirty calendar days after the Termination Date. The payments due under clauses 4.1 and 4.3 shall be paid within 21 calendar days of the Termination Date. The payment due under clause 4.2 (if any) shall be paid within 14 calendar days of the date upon which the Board of Directors of RedPrairie Corporation determine that RedPrairie Corporation has achieved the applicable performance targets established by the Parent’s Board for that year.

5.

It is acknowledged and agreed by the parties to this Agreement that the stock/share options granted to you in respect of the stock or shares of the Company or any Group Company (“Granted Options”) shall continue to vest up to and including the Termination Date in accordance with and subject to the rules, terms and conditions set out in the applicable stock/share option scheme and the documentation governing the grant made to you under such scheme(s). No Granted Options will vest after the Termination Date. Your right to exercise any or all vested Granted Options shall be governed by and subject at all times to the rules, terms and conditions stated in the rules of the applicable stock/share option scheme(s) and the documentation governing the grant made to you under such scheme(s).

6.

You agree that the payments being made to you under clause 4 of this Agreement are being made to you by the Company and are hereby accepted by you in full and final settlement of any and all claims you may have or may have against the Company, any Group Company (as defined below) or any of the officers or employees of the Company or any Group Company, whether such claims arise out of your employment with the Company, the Service Agreement, the termination of your employment, the termination of the Service Agreement, or otherwise, including, but not limited to, claims:

6.1

for or in relation to: unfair dismissal; race discrimination; sex discrimination; disability discrimination; a failure to make reasonable adjustments under Section 4A Disability Discrimination Act 1995; discrimination on the grounds of sexual orientation, discrimination on the grounds of religion or belief; unlawful harassment of any kind; unlawful deduction of wages; equal pay; a statutory or contractual redundancy payment;

6.2

for or in relation to any tort, breach of statutory duty or breach of contract, including, but not limited to, claims in respect of any unpaid salary, pay in lieu of notice, wrongful dismissal, holiday pay, sick pay, commission, bonus payments or incentive payments of any kind which may have been due to you (except to the extent that this Agreement expressly confirms that any such payments will still be made to you);

6.3	under the Employment Rights Act 1996; the Trade Union and Labour Relations (Consolidation) Act 1992; the Working Time Regulations 1998; or under any other English or European Union laws; and

6.4

(subject to the terms of clause 5 of this Agreement) in relation to or arising from the any share options or stock options (whether approved, unapproved or enterprise management incentive options and whether vested or unvested) which have or should have been granted to you under any share option scheme or plan or stock option scheme or plan operated by the Company or any Group Company,

PROVIDED ALWAYS that nothing in this Agreement will affect any rights or settle any claims which you have or may have in relation to any latent personal injury claim, any shares or stock you currently hold in the Company or any Group Company or any accrued rights in relation to the Company’s pension scheme. You hereby warrant that, to the best of your knowledge, you have no claims for personal or industrial injury against the Company or any Group Company and there are no facts or grounds that may lead to you having any such claim.

7.	You hereby warrant and represent that either:

7.1	you have raised each and every claim set out in Clause 6 above prior to entering into this Agreement; or

7.2

in relation to any claim which you have not raised, you are not, to the best of your knowledge having taken independent advice from the Relevant Independent Adviser, aware of any such claim or any facts or matters which might give rise to any such claim and the Company is relying on this representation in entering into this Agreement.

8.

The Company undertakes to you that it will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning you and you likewise undertake to the Company that you will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, about or concerning the Company, any Group Company or any officer, director or employee of the Company.

9.	The Company undertakes to you to keep the terms of this Agreement and the facts and matters leading up to it confidential and further undertakes not to disclose the same to any third party, save as may be required by a court or tribunal of competent jurisdiction, in order to take professional advice in relation to the same and/or to any third party where the Agreement forms part of documentation disclosed to the third party for the purposes of that party undertaking a due diligence exercise relating to the business(es) being operated by the Company and/or any Group Company. You likewise undertake to the Company to keep the terms of this Agreement and the facts and matters leading up to it confidential and further undertake not to disclose the same to any third party, save: (a) as may be required by a court or tribunal of competent jurisdiction; (b) in order to take professional advice in relation to the same; or (c) for your spouse, provided that she has first undertaken to keep such information strictly confidential and not to disclose it to any third party whatsoever.

10.

The Company agrees to reimburse you for any outstanding expenses properly and reasonably incurred by you in the performance of your duties during the last year of your employment with the Company within 10 working days of you submitting a claim form to the Company together with receipts and vouchers evidencing such expenditure in full, provided that any claims for such expenses must be submitted by you to the Company within 10 working days of the Termination Date.

11.

You acknowledge and agree that, following the Termination Date, clause 13 (headed “Confidential Information, Data Protection and Privacy”), clause 14 (headed “Intellectual Property Rights”) and clause 15 (headed “Protection of Business Interests”) and Schedules 1 (headed “Intellectual Property Rights”) and Schedule 2 (headed “Protection of Business Interests”) of the Service Agreement shall remain in full force and effect after the date of this Agreement and the Company shall be entitled to rely on and enforce the provisions set out in these clauses without exception.

12.

You undertake and agree that you will, on or before the Termination Date, return to the Company all property in your possession or under your control which belongs to the Company or relates to its affairs, including, but not limited to any of the following items that may be in your possession or under your control: any office and cupboard keys; any Company car; any security passes or swipe cards; any mobile phone (including the SIM card); company desk top or laptop computer; any other computer hardware; any documents, records, notebooks, notes, memoranda and/or customer lists in whatever medium they have been stored (including on your personal computer or mobile telephone); any computer software; any research and/or development reports; any documents or works in which the Company or any Group Company owns the copyright or other intellectual property rights; any documents which relate to the business of the Company or any Group Company and any and all copies of such documents, lists or files taken or held by you at any time.

13.

If, on the Termination Date, any confidential information relating to the Company or any Group Company or any work you have carried out for the Company or any Group Company is stored on a device (which for the purpose of this clause includes a personal computer, laptop computer, web-server, personal digital assistant, your telephone handset, any other mobile telephone, disk, memory or any other device) which device does not belong to the Company or any Group Company, you agree to disclose this fact to the Company prior to the Termination Date and to provide the Company with access prior to the Termination Date to such device so that the Company can down load the information and/or supervise its deletion from the device concerned.

14.	You undertake that you will not, following the Termination Date, hold yourself out or permit yourself to be held out as being employed by the Company.

15.

For the avoidance of doubt if, contrary to the views of the parties, the claims set out in Clause 6 of this Agreement have not been validly and lawfully excluded by the provisions of this Agreement and you issue legal proceedings in respect of any of them, then you agree that the payments made to you under the terms of Clause 4 of this Agreement shall be immediately repaid by you to the Company and you further agree the Company may recover such sum as a debt.

16.

You agree to resign from all offices you may hold as a director of the Company and from all other directorships and offices you hold in the Company or in any Group Company, with such resignations taking effect on the Termination Date. For this purpose, you agree that, on or before the Termination Date, you will sign and submit to the Company letters of resignation addressed and relating to the Company and each applicable Group Company in the form set out by way of example in Appendix 2 to this Agreement.

17.

You hereby warrant to the Company that you have received independent legal advice from the Relevant Independent Adviser as to the terms and effects of this Agreement under English law prior to your executing the same and, in particular, as to its effect on your ability to pursue any of the rights or claims set out in Clause 6 of this Agreement.

18.

The Company will pay directly to your solicitors the sum of up to £300 plus VAT in respect of legal costs incurred in connection with advice provided to you as to the terms and effect of this Agreement within 30 days of receipt of a valid VAT invoice addressed to you but stated to be payable by the Company.

19.

The parties acknowledge and agree that this Agreement satisfies the conditions for regulating compromise agreements under Section 203(3) of the Employment Rights Act 1996 under Section 77(4A) of the Sex Discrimination Act 1975, Section 72(4A) of the Race Relations Act

1976, Section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Section 9(3) of the Disability Discrimination Act 1995, Regulation 35(3) of the Working Time Regulations 1998, Section 49(4) of the National Minimum Wage Act 1998, Regulation 9 of the Part-Time Workers (Prevention Of Less Favourable Treatment) Regulations 2000, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, and Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003.

20.

In this Agreement “Group Company” means a company or corporation based and/or registered in any jurisdiction which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company, where the terms “subsidiary” and “holding company” have the meanings attributed to them by section 736 of the Companies Act 1985.

21.

You acknowledge and agree that the Company is entering into this Agreement not only for itself, but also as the trustee of each Group Company and with the intention that the Company and/or any Group Company will be entitled to seek the protection of and enforce this Agreement directly against you. Except with respect to any Group Companies (which shall be deemed third party beneficiaries), no term of this Agreement is enforceable under the Contract (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

22.	This Agreement shall be construed in accordance with the law of England and the parties submit to the exclusive jurisdiction of the English Courts.

23.	This Agreement is provided on a without prejudice basis but shall become binding on the parties at such time as it has been signed by both parties to this Agreement.

IN WITNESS the parties have signed this Agreement on the date written above.

Signed by Martin Hiscox:

Signed for and on behalf of RedPrairie Limited:

APPENDIX 1

Relevant Independent Adviser’s Certificate

I, [name of solicitor] of [name of solicitor’s firm], solicitors of [address of solicitor’s firm] hereby certify to REDPRAIRIE LIMITED a company registered in England and Wales under registered number 01870973 with its registered office is at Beacon House, Ibstone Road, Stokenchurch, High Wycombe, HP14 3AQ (the “Company”) that:

(a)	I am instructed by Martin Hiscox (the “Employee”).

(b)

At all times during which I have advised the Employee on the subject matter of the Compromise Agreement between the Company and the Employee (the “Agreement”) I have been a Relevant Independent Adviser as defined by Section 203(3A) of the Employment Rights Act 1996, Section 77(4B) of the Sex Discrimination Act 1975, Section 72(4B) of the Race Relations Act 1976, section 288(4) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 9(4) of the Disability Discrimination Act 1995, section 35(4) of the Working Time Regulations 1998, Section 49(5) of the National Minimum Wage Act 1998, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations, 2000, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, and Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003.

(c)

I have given independent advice to the Employee as to the terms and effect of the Agreement under English law prior to the Employee executing the same and, in particular, as to its effect on the Employee’s ability to pursue any rights or claims before an Employment Tribunal.

(d)

When I gave the advice referred to in sub-paragraph (c) above, there was in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the said advice.

Signed by the Relevant Independent Adviser:

Dated:

APPENDIX 2

Resignation from offices

The Board of Directors

RedPrairie Limited

Beacon House

Ibstone Road

Stokenchurch

High Wycombe

HP14 3AQ

[insert date]

Dear Sirs

I hereby give notice of my resignation from my office as a director of RedPrairie Limited and from all other offices I hold in RedPrairie Limited and/or in any Group Company (as defined below), such resignation to take effect on the [Termination Date to be inserted, as defined in the Compromise Agreement]. I acknowledge and confirm that I have no claim of any kind for compensation or otherwise against RedPrairie Limited, any Group Company or its/their respective shareholders, directors, officers or employees in respect of the termination of such offices.

In this letter “Group Company” means any company or corporation based and/or registered in any jurisdiction which from time to time is a subsidiary or a holding company of RedPrairie Limited or a subsidiary of such holding company or subsidiary, where the terms “subsidiary” and “holding company” have the meanings attributed to them by section 736 of the Companies Act 1985.

Yours faithfully

Martin Hiscox

Executed as a deed by

RedPrairie Limited

acting by

/s/ John G. Jazwiec............................

John G. Jazwiec

Director

/s/ P. F. Bosson............................

Director/Secretary

Signed as a deed by

Martin Hiscox

in the presence of:

/s/ Martin Hiscox............................

Witness’s name and signature

Paul F. Bosson

/s/ P. F. Bosson.............................

Witness’s address

7 Seer Mead

Seer Green

Beaconsfield

Bucks.

NP9 2ac

First Amendment to Service Agreement

Between

RedPrairie Corporation

and

Martin Hiscox

This Amendment dated as of the 5th day of January 2007, is attached to and made a part of the Service Agreement dated 1 October 2005 (the “Agreement”) between RedPrairie Corporation (hereafter “Company”) and Martin Hiscox (hereinafter “Executive”). Wherever possible, the terms of this Amendment shall be read in such a manner so as to avoid conflict with the terms of the Agreement but, in the event of an unavoidable conflict, the terms of this Amendment shall control over the terms and conditions of the Agreement. For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to revise the Agreement, which revisions are retroactively effective as of the date set forth above, in accordance with the following terms:

1.	The following sentence of Clause 20.1(b) (Change of Control) is deleted in its entirety:

“In such circumstances, Executive shall have the remaining life of the original option or other term to exercise such options or equity-based award (subject to the Company’s or Parent’s right to earlier terminate such options or equity-based awards pursuant to the change of control provisions applicable to such awards in the applicable Company or Parent stock incentive plan or award agreement thereunder).”

2.	Except as expressly provided otherwise in this Amendment, all the terms and conditions of the Agreement shall remain in full force and effect.

In WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first written above.

REDPRAIRIE CORPORATION		MARTIN HISCOX

By:	/s/ Laura L. Fese	/s/ Martin Hiscox

Name:	Laura L. Fese

Title:	Chief Legal Officer

Second Amendment to Service Agreement

Between

RedPrairie Limited

and

Martin A. Hiscox

This Amendment dated as of the 26th day of October 2007, is attached to and made a part of the Service Agreement dated 1 October 2005, as amended (the “Agreement”) between RedPrairie Limited (hereafter “Company”) and Martin A. Hiscox (hereinafter “Executive”). Wherever possible, the terms of this Amendment shall be read in such a manner so as to avoid conflict with the terms of the Agreement but, in the event of an unavoidable conflict, the terms of this Amendment shall control over the terms and conditions of the Agreement. For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to revise the Agreement, which revisions are retroactively effective as of the date set forth above, in accordance with the following terms:

1.

Clause 2.1 is deleted in its entirety and replaced with the following language: “The Company shall employ the Executive and the Executive shall serve the Company as President and Managing Director - International Division and Vice Chairman of the Board of Directors of RedPrairie Holding, Inc. (“Holding” and RedPrairie Corporation (“RP Corp”), or in such other capacity as the Company may reasonably require.”

2.	Clause 7.1 is amended to increase Executive’s salary to £200,000, which increase shall become effective on 26 October 2007.

3.

Stock Options. Within ninety (90) days after the effective date of this Second Amendment RedPrairie Holding, Inc., a Delaware corporation (“Holding”), will grant the Executive a stock option (the “Option”) under Holding’s 2005 Stock Incentive Plan (the “Plan”) to purchase 74,576 shares of Holding common stock at a price per share equal to the fair market value of a share of common stock as determined by the Board on the effective date of grant (the actual date of grant of the Option is referred to herein as the “Grant Date”). The Option will vest with respect to twenty-five percent (25%) of the shares subject to the Option on the first anniversary of the effective date of this Second Amendment. The remaining seventy-five percent (75%) of the shares subject to the Option will vest in thirty-six (36) substantially equal monthly installments thereafter. In each case, the vesting of the Option is subject to the Executive’s continued employment by the Company through the respective vesting date. Further, if a Change in Control Event (as such term is defined in the Plan) occurs while you are still employed by the Company and, immediately prior to such Change in Control Event the Option is outstanding and not otherwise fully vested, you will be deemed to be fully vested in such Option immediately prior to the Change in Control Event. The maximum term of the Option will be ten (10) years, subject to earlier termination upon the termination of the Executive’s employment with the Company, a Change in Control and similar events as set forth in the Plan and the standard form of award agreement used to evidence employee stock option grants under the Plan.

The Option shall not be an “incentive stock option” under Section 422 of the Internal Revenue Code, as amended (the “Code”). The Option shall be granted under and subject to the Plan, and shall be subject to such further terms and conditions as set forth in a written stock option agreement (in the standard form used to evidence employee stock option grants under the Plan) to be entered into by Holding and the Executive to evidence the Option. The Company has provided a copy of the Plan and such standard form of employee stock option agreement to the Executive in connection with the execution of this Second Amendment.

4.

Sale Bonus. If, during the period of employment while you are the President & Managing Director – International Division and Vice Chairman of the Board of Holding and RP Corp and in all cases on or before the date that is thirty six (36) months after the effective date of this Second Amendment, Francisco Partners (which term includes its affiliated funds for purposes of this Clause 4) sells (other than to one of its affiliates or a fund managed by it or one of its affiliates) all or any portion of its interest in Holding, the Company will pay Executive a sale bonus as follows: (1) if 100% of Francisco Partners’ equity interests in Holding are so sold, the sale bonus shall the amount of the Bonus Opportunity (determined as set forth below), and (2) if less than 100% of Francisco Partners’ equity interests in Holding are so sold, the sale bonus shall equal the amount of the Bonus Opportunity (determined as set forth below) multiplied by the percentage of Francisco Partners’ equity interests in Holding that are so sold. For purposes of these calculations, the percentage of Francisco Partners’ equity interests in Holding that are sold shall be determined with reference to Francisco Partners’ equity interests in Holding as of the effective date of this Second Amendment (such that if Francisco Partners’ sells 50% of its equity interests in Holding in one transaction, and then sells the remaining 50% of its equity interests in Holding in a second transaction, the portion of Francisco Partners’ equity interests sold in the second transaction shall be 50% for purposes of this calculation even though, at the time of the second sale after giving effect to the first sale, the percentage of such interests sold in the second sale constituted all of such interests outstanding immediately prior to the second sale). Any sale bonus due to Executive pursuant to this Clause 4 with respect to any sale of equity interests by Francisco Partners shall be paid no later than two and one-half months after such sale. The amount of the Bonus Opportunity for purposes of this Clause 4 is determined with reference to whether the value of the entire Holding on a consolidated basis as of the Grant Date, as determined by the Board for purposes of establishing the per share exercise price of the Option (the “Enterprise Value”), is more than FOUR HUNDRED AND SEVENTY FIVE MILLION DOLLARS ($475,000,000) as follows: (a) if the Enterprise Value as of the Grant Date is less than or equal to $475,000,000, then the amount of such Bonus Opportunity is FIVE HUNDRED THOUSAND DOLLARS ($500,000); or (b) if the Enterprise Value as of the Grant Date is more than $475,000,000, then the amount of such Bonus Opportunity equals the sum of (x) FIVE HUNDRED THOUSAND DOLLARS ($500,000) plus (y) one percent (1%) of the dollar amount by which the Enterprise Value as of the Grant Date exceeds $475,000,000.

5.	Except as expressly provided otherwise in this Amendment, all the terms and conditions of the Agreement shall remain in full force and effect.

In WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the date set forth above.

REDPRAIRIE LIMITED		MARTIN A. HISCOX

By:	/s/ Laura L. Fese	/s/ Martin A. Hoscox

Name:	Laura L. Fese

Title:	Director

Third Amendment to Service Agreement

Between

RedPrairie Corporation

and

Martin A. Hiscox

This Third Amendment dated as of the 1st day of January 2009, is attached to and made a part of the Service Agreement dated 1 October 2005, as amended (the “Agreement”) between RedPrairie Corporation (hereafter “Company”) and Martin A. Hiscox (hereinafter “Executive”). Wherever possible, the terms of this Amendment shall be read in such a manner so as to avoid conflict with the terms of the Agreement but, in the event of an unavoidable conflict, the terms of this Amendment shall control over the terms and conditions of the Agreement. For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to revise the Agreement, which revisions are retroactively effective as of the date set forth above, in accordance with the following terms:

1.        Clause 20 of the Agreement is deleted in its entirety and replaced with the following language:

“20.	CHANGE OF CONTROL

20.1

In the event the Executive’s employment by the Company terminates within the first twelve (12) months following a “Change of Control” in circumstances that entitle the Executive to payment of Severance Pay pursuant to clause 18.3 or clause 18.4 above, and provided the Executive satisfies the release provisions set forth in the applicable clause (including, but not limited to the execution of a Compromise Agreement in a form acceptable to the Company), the amount of the applicable Severance Payment due to the Executive under clause 18.3 or clause 18.4 (as the case may be) shall be increased to (and substituted for) an amount equivalent to eighteen (18) months of base salary under this Agreement (as in effect immediately prior to his Termination Date) LESS all Notice Payments.

20.2

If a Change of Control occurs while the Executive is still employed by the Company (or any of its Affiliates), the all of the Executive’s then outstanding and otherwise unvested stock options and other equity-based awards granted by Holding, the Company or any Associated Company shall become fully vested immediately prior to the Change of Control, except as expressly provided otherwise in the agreement governing such stock option or other equity based awards or this Agreement.

20.3

In this Agreement, the term “Change of Control” shall mean the acquisition by any individual, corporation, partnership or other entity (each, a “Person”) after the Effective Date of legal or beneficial ownership of more than fifty percent (50%) of the equity or voting power of Holding or RP Corp; provided however, the following acquisitions of equity or voting power of Holding or RP Corp shall not constitute a Change of Control (regardless of the resulting changes in percentage ownership of the Parent or the Company by any of its shareholders by reason of such acquisition); any acquisition by (a) Holding or RP Corp, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Holding, RP Corp or any affiliate or a successor thereof, or (c) any acquisition by a Person who is the legal or beneficial owner of at least percent (5%) of the equity or voting power of the Parent or the Company (or any affiliate of such Person) as of immediately prior to the date of such acquisition. As used in this clause 20, “affiliate” means with respect to any Person, any other Person which, direct or indirectly, is controlled by, controls, or is under common control with, such Person. For the purposes of the preceding sentence, the word “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership interests or by contract.”

2.        Clause 4 of the Second Amendment of the Agreement is deleted in its entirety and replaced with the following language:

“4. Sale Bonus. If, during the period of employment while you are the President & Managing Director – International Division and Vice Chairman of the Board of Holding and RP Corp and in all cases on or before the date that is thirty six (36) months after the effective date of this Second Amendment, Francisco Partners (which term includes its affiliated funds for purposes of this Clause 4) sells (other than to one of its affiliates or a fund managed by it or one of its affiliates) all or any portion of its interest in Holding, the Company will pay Executive a sale bonus as follows: (1) if 100% of Francisco Partners’ equity interests in Holdings are so sold, the sale bonus shall be equal to SIX HUNDRED THIRTY-SEVEN THOUSAND EIGHT HUNCRED TWENTY-ONE US DOLLARS (US$637,821) (the “Bonus Opportunity Amount”), and (2) if less than 100% of Francisco Partners’ equity interests in Holdings are so sold, the sale bonus shall be equal to the Bonus Opportunity Amount multiplied by the percentage of Francisco Partners’ equity interests in Holdings that are so sold. For purposes of these calculations, the percentage of Francisco Partners’ equity interests in Holdings that are sold shall be determined with reference to Francisco Partners’ equity interests in Holdings as of the Effective Date (such that if Francisco Partners’ sells 50% of its equity interests in Holdings in one transaction. and then sells the remaining 50% of its equity interests in Holdings in a second transaction, the portion of Francisco Partners’ equity interests sold in the second transaction shall be 50% for purposes of this calculation even though, at the time of the second sale after giving effect to the first sale, the percentage of such interests sold in the second sale constituted all of such interests outstanding immediately prior to the second sale). Any sale bonus due to Executive pursuant to this Clause 4 with respect to any sale of equity interests by Francisco Partners shall be paid no later than two and one-half months after such sale. Each of the parties (i) acknowledges that, for purposes of determining the per share exercise price of the Option granted in accordance with clause 3, the Board of Holding determined that the value of Holding on a consolidated basis (the “Enterprise Value”) was greater than FOUR HUNDRED AND SEVENTY FIVE MILLION US DOLLARS ($475,000,000) as of the Grant Date and (ii) agrees that based on that Enterprise Value, the Bonus Opportunity Amount is equal to SIX HUNDRED THIRTY-SEVEN THOUSAND EIGHT HUNDRED TWENTY-ONE US DOLLARS (US$637,821).”

3.        Except as expressly provided otherwise in this Amendment, all the terms and conditions of the Agreement shall remain in full force and effect.

In WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first written above.

REDPRAIRIE CORPORATION		MARTIN A. HISCOX

By:	/s/ Michael Mayoras	/s/ Martin A. Hiscox

Name:	Michael Mayoras

Title:	CEO

Fourth Amendment to Service Agreement

Between

RedPrairie Limited

and

Martin A. Hiscox

This Fourth Amendment dated on this 23rd day of November, 2009 (the “Amendment”), is attached to and made a part of the Service Agreement dated 1 October 2005, as amended (the “Agreement”) between RedPrairie Limited (hereafter “Company”) and Martin A. Hiscox (hereinafter “Executive”). For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to revise the Agreement as follows:

1. Effective immediately prior to the effectiveness of the registration statement relating to the first underwritten public offering of the common stock of Holding, and provided such offering is completed on or before December 31, 2012, the Section entitled “Sale Bonus” under the Second Amendment to Service Agreement dated 26 October 2007 is deleted in its entirety and the Executive’s entitlement to any sale bonus (as described in section 4 of such Second Amendment) is hereby terminated.

2. A new Section 7.6 is hereby added to the Agreement to read as follows:

Restricted Stock Grant. Effective immediately prior to the effectiveness of the registration statement relating to the first underwritten public offering of the common stock of Holding, and provided such offering is completed on or before December 31, 2012, and provided that the Executive is employed by the Company on such offering date, Holding will grant the Executive 50,000 shares of restricted common stock of Holding pursuant to a Restricted Stock Award Agreement substantially in the form attached hereto as Exhibit A.

3. Except as expressly provided otherwise in this Amendment, all the terms and conditions of the Agreement shall remain in full force and effect.

In WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same on the date set forth above.

REDPRAIRIE LIMITED		MARTIN A. HISCOX

By:	/s/ Laura L. Fese	/s/ Martin A. Hiscox

Name:	Laura L. Fese

Title:	Director